Registration No. 33-26944

Registration No. 333-02975

Registration No. 333-21617

Registration No. 333-65937

Registration No. 333-65949

Registration No. 333-127581

Registration No. 333-205364

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT NO. 33-26944

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT NO. 333-02975

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT NO. 333-21617

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT NO. 333-65937

POST-EFFECTIVE AMENDMENT NO. 3

TO FORM S-8

REGISTRATION STATEMENT NO. 333-65949

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT NO. 333-127581

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8

REGISTRATION STATEMENT NO. 333-205364

UNDER THE SECURITIES ACT OF 1933

PROVIDENCE AND WORCESTER

RAILROAD COMPANY

(Exact name of registrant as specified in its charter)

Rhode Island	05-0344399
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

75 Hammond Street

Worcester, Massachusetts 01610

(508) 755-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Providence and Worcester Railroad Company Non-Qualified Stock Option Plan

Providence and Worcester Railroad Company Non-Qualified Stock Option Plan

Providence and Worcester Railroad Company Employee Stock Purchase Plan

Providence and Worcester Railroad Company Anniversary Stock Plan

Providence and Worcester Railroad Company Non-Qualified Stock Option Plan

Providence and Worcester Railroad Company All Star/Anniversary Safety Incentive Plan

Providence and Worcester Railroad Company 2015 Stock Incentive Plan

(Full title of the plan)

Daniel T. Noreck

75 Hammond Street

Worcester, Massachusetts 01610

(508) 755-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Anthony Vernace

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Providence and Worcester Railroad Company (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 33-26944, pertaining to 50,484 shares of the Company’s common stock, par value $0.50 per share (the “Common Stock”), issuable under the Company’s Non-Qualified Stock Option Plan, filed with the Securities and Exchange Commission on February 8, 1989;

•	Registration Statement No. 333-02975, pertaining to 52,257 shares of Common Stock, issuable under the Company’s Non-Qualified Stock Option Plan, filed with the Securities and Exchange Commission on April 30, 1996;

•	Registration Statement No. 333-21617, pertaining to 200,000 shares of Common Stock, issuable under the Company’s Employee Stock Purchase Plan, filed with the Securities and Exchange Commission on February 12, 1997;

•	Registration Statement No. 333-65937, pertaining to 5,000 shares of Common Stock, issuable under the Company’s Anniversary Stock Plan, filed with the Securities and Exchange Commission on October 21, 1998;

•	Registration Statement No. 333-65949, pertaining to 108,895 shares of Common Stock, issuable under the Company’s Non-Qualified Stock Option Plan, filed with the Securities and Exchange Commission on October 21, 1998, as amended on June 30, 2015 and March 18, 2016;

•	Registration Statement No. 333-127581, pertaining to 25,000 shares of Common Stock, issuable under the Company’s All Star/Anniversary Safety Incentive Plan, filed with the Securities and Exchange Commission on August 16, 2005; and

•	Registration Statement No. 333-205364, pertaining to 350,000 shares of Common Stock, issuable under the Company’s 2015 Stock Incentive Plan, filed with the Securities and Exchange Commission on June 30, 2015.

On November 1, 2016, pursuant to the terms of the Merger Agreement, dated as of August 12, 2016 (the “Merger Agreement”), by and among the Company, Genesee & Wyoming Inc., a Delaware corporation (“Parent”), and Pullman Acquisition Sub Inc., a Rhode Island corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Parent completed its acquisition of the Company through the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to each of the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of such Registration Statements, in accordance with an undertaking made in each of the Registration Statements, and removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Worcester, Massachusetts on this 7th day of November, 2016.

PROVIDENCE AND WORCESTER RAILROAD COMPANY

By:	/s/ Charles D. Rennick
Name: Charles D. Rennick
Title: Secretary and General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.